Exhibit 10.18

Broadcasting Media Partners, Inc.

2007 Equity Incentive Plan

Restricted Stock Award Agreement

Reference Number: 2007-SE

SECTION 1. GRANT OF RESTRICTED STOCK AWARD.

(a) Award. On the terms and conditions set forth in this Agreement and each Notice of Restricted Stock Award referencing this Agreement (the “Notice”), Broadcasting Media Partners, Inc. (the “Company”) hereby grants the Participant a number of Shares (the “Granted Shares”) at the Purchase Price and under the terms set forth in the Notice, pursuant to and in accordance with the terms of the Broadcasting Media Partners, Inc. 2007 Equity Incentive Plan (“Plan”). Each Notice, together with this referenced Agreement, shall be a separate award governed by the terms of this Agreement and the Plan (except to the extent otherwise set forth in the Notice).

(b) Stockholders Agreement. As a condition to the grant and effectiveness of this Award, the Participant shall enter into and execute the Stockholders Agreement.

(c) Equity Incentive Plan and Defined Terms. This Award is granted under and subject to the terms of the Plan. Capitalized terms are defined in Section 10 of this Agreement and in the Plan.

SECTION 2. ISSUANCE OF SHARES.

(a) Stock Certificates. The Company shall cause to be issued a certificate or certificates for the Granted Shares representing this Award, registered in the name of the Participant. Unless otherwise determined by the Company, such certificate shall bear the following legend:

THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF THIS RESTRICTED STOCK AWARD AGREEMENT. SUCH AGREEMENT INCLUDES RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE.

(b) Rights as Shareholder. Until such time as the Granted Shares are forfeited in accordance with the terms of this Agreement, the Participant (or any successor in interest) shall have all the rights of a shareholder (including dividend and liquidation rights) with respect to the Granted Shares; provided, however, that to the extent Granted Shares are not vested, any dividends or other distributions made with respect to the Granted Shares shall be held in escrow, as described below.

(c) Escrow. For so long as any Granted Shares are not vested, the Company shall cause the certificate or certificates representing such unvested Granted Shares to be deposited in escrow. The Participant shall deliver to the Company a duly-executed blank Stock Power (in the form attached hereto as Exhibit A), which shall be effective as to the certificate or certificates representing such unvested Granted Shares. Dividends and other distributions made with respect to unvested Granted Shares shall be held in escrow and distributed with such Granted Shares when the Granted Shares become vested in accordance with the terms of this Agreement and the Notice. Any new, substituted or additional securities or other property described in Section 7(f) below paid, distributed or otherwise obtained by the Participant in respect of unvested Granted Shares shall be immediately delivered to the Company to be held in escrow.

(d) Termination of Escrow. Unvested Granted Shares together with any other assets or securities held in escrow hereunder, shall be (i) surrendered to the Company for repurchase and cancellation upon the forfeiture of such Shares or (ii) released to the Participant to the extent the Granted Shares have become vested (including other assets or securities held in escrow hereunder in respect of such Granted Shares).

(e) Voting Rights. The Participant hereby appoints each Principal Investor as its proxy to vote the Granted Shares (vested and unvested), whether at a meeting or by written consent in accordance with the provisions of Section 2 of the Stockholders Agreement (whether or not the Participant is required by the Company to execute a joinder to the Stockholders Agreement pursuant to Section 4 hereof). The proxy granted hereby is irrevocable and coupled with an interest sufficient in law to support an irrevocable power. Solely with respect to Participants who have executed a joinder to the Stockholders Agreement, this proxy shall not be used to affect any amendment pursuant to the Stockholders Agreement and Registration Rights Agreement, which, by its terms, Discriminates (as defined in the Registration Rights Agreement) against the holders of Management Shares (as such term is defined in the Stockholders Agreement); provided that it is understood and agreed that, for the purposes of interpreting and enforcing this proxy, amendments that affect all Stockholders (as such term is defined in the Stockholders Agreement) will not be deemed to Discriminate against the holders of Management Shares simply because holders of such shares (i) own or hold more or less Shares than any other Stockholders, (ii) invested more or less money in the Company or its direct or indirect subsidiaries than any other Stockholders or (iii) have greater or lesser voting rights or powers than any other Stockholders. Notwithstanding the above, this paragraph 2(e) shall cease to apply as to any such Shares upon the termination of the Stockholders Agreement as to such Shares.

(f) No Fractional Shares. No scrip or fractional certificates will be issued with respect to any of the Granted Shares. If a Participant would otherwise be entitled to receive fractional Shares in respect of the Granted Shares, the Company shall round the number of Shares to be received to the closest whole Share; provided that in no event shall a Participant receive more than the total number of Granted Shares subject to the Award. If the number of Shares received by a Participant has been rounded down, the

Company shall record the amount of such fractional Shares in a book entry account and shall issue one or more whole Shares in respect of such amount on the last vesting date applicable to such Award; provided, however, if a Participant’s account is credited with fractional Shares on the date immediately prior to the expiration or termination of an Award, the Company shall pay the Participant cash in lieu of such fractional Shares.

SECTION 3. TAX ISSUES.

(a) Section 83(b) Election. The Participant may make an election under Section 83(b) of the Code with respect to this Award. Section 83 of the Code provides that the Participant is not subject to federal income tax until the Granted Shares have become vested. If the Participant makes a Section 83(b) election, the Participant would recognize income as of the date of the award in the amount of the excess of the fair market value of the award (determined as of the date of the award) over the purchase price for such award. A Section 83(b) election must be filed with the Internal Revenue Service within thirty (30) days after the date of this Award—even if no tax is duepayable. The form for making a Section 83(b) election is attached as Exhibit B. The Participant acknowledges that it is the Participant’s sole responsibility to timely file the Section 83(b) election and that failure to file a Section 83(b) election within the applicable thirty (30) day period may result in the recognition of ordinary income when the Granted Shares vest. If the Participant makes a Section 83(b) election, the Participant shall be required to file promptly a copy of such election with the Company.

(b) Withholding Taxes. The Company may withhold any tax (or other governmental obligation) as a result of the grant of this Award and/or the filing of a Section 83(b) election as a condition to the grant of this Award, and the Participant shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements.

SECTION 4. SECURITIES LAW ISSUES.

(a) Securities Not Registered. The Granted Shares have not been registered under the Securities Act. The Granted Shares are being issued to the Participant in reliance upon either (i) the exemption from such registration provided by Rule 701 promulgated under the Securities Act for stock issuances under compensatory benefit plans such as the Plan or, (ii) the exemption for grants made to executive officers of the Company (or one of its Affiliates or Subsidiaries) under Section 4(2) and Regulation D of the Securities Act.

(b) Participant Representations. The Participant hereby confirms that he or she has been informed that the Granted Shares are “restricted securities” under the Securities Act which may not be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the Participant hereby represents and acknowledges as follows:

(i)	The Granted Shares are being acquired for investment, and not with a view to sale or distribution thereof;

(ii)	The Participant is prepared to hold the Granted Shares for an indefinite period and is aware that Rule 144 promulgated under the Securities Act (which exempts certain resales of securities) is not presently available to exempt the resale of the Granted Shares from the registration requirements of the Securities Act.

(iii)	The Participant is an “accredited investor” within the meaning of Rule 501(e) of Regulation D of the Securities Act by virtue of the Participant’s position with the Company, income, assets or otherwise.

(c) Registration. The Company may, but shall not be obligated, to register or qualify the Granted Shares under the Securities Act or any other applicable law, except, solely with respect to Participants who are signatories to or have executed a joinder with respect to the Registration Rights Agreement (in respect of the Granted Shares), as required under the Registration Rights Agreement.

(d) Additional Restrictions. The Granted Shares are subject to such additional restrictions as are set forth in the Stockholders Agreement and any employment or consulting agreement between the Participant and the Company or any Subsidiary or Affiliate, as well as such other restrictions that in the judgment of the Company are legally required to achieve compliance with the Securities Act or the securities laws of any state or any other law.

(e) Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents that in the judgment of the Company are required to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Granted Shares pursuant to the provisions of this Agreement or to comply with applicable laws.

SECTION 5. TRANSFER OF GRANTED SHARES

(a) General Rule. Other than as set forth herein, the Granted Shares may not be transferred to any person other than to the Company or to a Permitted Transferee in accordance with the terms of the Stockholders Agreement or any other applicable agreement entered into by the Company and the Participant. Notwithstanding the above, this paragraph 5(a) shall cease to apply as to any vested Granted Shares upon an Initial Public Offering, subject to the Stockholders Agreement or any other applicable agreement entered into by the Company and the Participant.

(b) Transferee Obligations. If the Granted Shares are transferred to a Permitted Transferee, such Permitted Transferee must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement to the same extent such Shares would be so subject if retained by the Participant.

(c) Drag-Along Rights. The Granted Shares, whether vested or unvested, shall be subject to the Drag-Along Rights as set forth in Sections 4.2 and 4.3 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Sections 4.2 and 4.3 of the Stockholders Agreement to apply mutatis mutandis to this Agreement. The Participant shall be deemed to have appointed each member of the Principal Investors, with full power of substitution, as the Participant’s true and lawful representative and attorney-in-fact, in such Participant’s name, place and stead, to execute and deliver any and all agreements that the members of the Principal Investors reasonably believe are consistent with the purposes of Sections 4.2 and 4.3 of the Stockholders Agreement. The foregoing power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participant.

(d) Tag-Along Rights. The Granted Shares shall be subject to the Tag-Along Rights as, and to the extent, set forth in Section 4.1 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Section 4.1 of the Stockholders Agreement to apply mutatis mutandis to this Agreement.

(e) Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Granted Shares or into which such Granted Shares thereby become convertible shall immediately be subject to this Section 5.

SECTION 6. FORFEITURE.

(a) General. Unless the Granted Shares have become vested in accordance with the terms of the Notice, except as expressly set forth in the Notice, the Granted Shares shall be forfeited upon Participant’s termination of Service for any reason and Participant shall only be entitled a cash payment equal to the lesser of Fair Market Value on the date of such termination and the Purchase Price paid by the Participant for such forfeited Shares. The Company shall pay the repurchase price in cash, except to the extent that such payment would cause a default in a credit arrangement to which the Company is subject. If the Company cannot make the payment in cash pursuant to the preceding sentence, it shall issue a promissory note with a principal amount equal to the difference between the amount of the repurchase price which was not paid in cash, on which interest will accrue on the principal thereof at a rate equal to the prime rate on the date of issuance plus three percent, under which the principal, together with the interest thereon, will become due and payable in three equal annual installments, payable on the first, second and third anniversaries of the date of issuance thereof.

(b) Termination of Service for Cause. Except as expressly set forth in the Notice, the Granted Shares, whether vested or unvested, shall be forfeited without payment therefor in the event the Participant’s Service is terminated for Cause.

(c) Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Granted Shares subject to this Section 6 or into which such Granted Shares thereby become convertible shall immediately be subject to this Section 6.

(d) Termination of Rights as Shareholder. Upon a forfeiture as described in this Section 6, the Participant (or Participant’s Permitted Transferee) shall no longer have any rights as a holder of such Shares (other than the right to receive the cash payment described in this Section 6).

SECTION 7. CALL RIGHT.

(a) Call Right. If the Participant’s Service with the Company ceases for any reason other than a termination for Cause (upon which the Granted Shares shall be forfeited in accordance with Section 6), the Company shall have the right (but not an obligation) to call any Granted Shares that have vested, or that may vest any time thereafter, if any.

(b) Exercise Notice. In the event the Company wishes to exercise its Call Right, the Company shall notify the Participant (or any Permitted Transferee to whom the Granted Shares have been transferred) by written notice that the Company has elected to exercise such right, and the number of Shares with respect to which the right is being exercised.

(c) Execution of Call. The closing of any purchase and sale pursuant to the Call Right shall take place at the principal office of the Company as soon as reasonably practicable and in no event later than thirty (30) days after the date of the Company’s exercise notice described in Section 7(b) or at such other time and location as the parties to such purchase may mutually determine.

(d) Purchase Price. If the Company exercises the Call Right, the Participant shall sell, and shall cause any Permitted Transferee to whom Shares have been transferred to sell (and such Permitted Transferee shall sell), to the Company all of the Granted Shares subject to the Call Right and the Company shall purchase each such Granted Share for its Fair Market Value on the date of the closing. The Company shall make commercially reasonable efforts, as determined by the Board of Directors in good faith, to pay all or any portion of the repurchase price in cash. However, if the Company cannot make all or any portion of the payment in cash it shall issue a promissory note with a principal amount equal to the amount of the repurchase price which was not paid in cash (e.g., the full amount or a portion thereof, as applicable), on which interest will accrue on the principal thereof at a rate equal to the higher of (i) the underpayment rate in respect of certain installment sales under Section 453 of the Internal Revenue Code of 1986, as amended, if applicable, and (ii) prime rate plus two percent, under which the principal, together with the interest thereon, will become due and payable, to the extent commercially reasonable (as determined by the Board of Directors), in three equal annual installments, payable on the first, second and third anniversaries of the date of issuance thereof.

(e) Lapse of Rights. The Notice shall specify the date, if any, on which the Call Right shall lapse.

(f) Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Granted Shares subject to the Call Right or into which such Granted Shares thereby become convertible shall immediately be subject to this Section 7.

(g) Termination of Rights as Shareholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Granted Shares to be purchased in accordance with this Section 7, then after such time the person from whom such Granted Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Granted Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

SECTION 8. MISCELLANEOUS PROVISIONS.

(a) No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(b) Notification. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, or a nationally recognized overnight express mail service with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(c) Entire Agreement. This Agreement, the Notice, the Plan, the Stockholders Agreement (or such other stockholders agreement entered into between the Company and the Participant) and any employment or consulting agreement between the Participant and the Company constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d) Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(f) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 9. DEFINITIONS.

(a) “Agreement” shall mean this Restricted Stock Award Agreement.

(b) “Call Right” shall mean the Call Right described in Section 7 of this Agreement.

(c) “Company” shall have the meaning described in Section 1(a) of this Agreement.

(d) “Company Securities” shall mean collectively the Class A Stock, Class L Stock and Preferred Stock, or such other class or kind of shares or other securities resulting from an event described in Section 10 of the Plan, and when used with respect to an Investment, only such securities used in the calculation of such Investment, and solely for purposes of determining cash proceeds or other cash distributions in respect of Company Securities, “Company Securities” shall include non-cash proceeds in respect of and other securities in exchange for Company Securities.

(e) “Disability” shall mean “disability” as defined in any employment or other agreement between the Company and the Participant governing the provision of Service by the Participant to the Company and its Affiliates, and shall be interpreted in accordance with the procedures set forth therein. In the absence of such an agreement, “Disability” shall mean the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(f) “Fair Market Value”, for purposes of the Notice and Section 6 and Section 7 hereof, and except as otherwise modified in the Notice, shall mean with respect to any Share (i) prior to an Initial Public Offering, the fair value of such Share based on an independent, third party valuation obtained by the Company from a nationally recognized appraiser and without any liquidity or minority discounts and (ii) on and after an Initial Public Offering, Fair Market Value shall mean the average closing price of a Share over a period of 90 calendar days (45 days before and 45 days after the date of such valuation or, if the Shares are not publicly traded during any portion of such period, such other 90-day period that most closely resembles that period) (subject to appropriate equitable adjustments if Company Securities, other than the Shares, remain outstanding at the time of determination). Prior to an Initial Public Offering, when determining the Fair Market Value, the Participant may obtain a second independent, third party valuation from a nationally recognized appraiser. In the event the Participant’s valuation is within ten percent (10%) of the Company’s valuation, the average of the two valuations shall be used. In the event the Participant’s valuation is greater than one hundred ten percent (110%) of the Company’s valuation, the Company and the Participant shall submit to binding baseball-type arbitration before a single arbitrator, conducted in accordance with the commercial arbitration rules of the AAA. The Company shall pay the reasonable costs of the arbitrator. If the arbitrator selects the Participant’s valuation, the Company shall reimburse the Participant for the reasonable cost of the Participant’s valuation and the Participant’s reasonable legal fees in conducting the arbitration.

(g) “Good Reason” shall mean “good reason” as defined in any employment or other agreement between the Company and the Participant governing the provision of Service by the Participant to the Company and its Affiliates, and shall be interpreted in accordance with the procedures set forth therein. In the absence of such an agreement, there shall be no good reason.

(h) “Granted Shares” shall have the meaning described in Section 1(a) of this Agreement.

(i) “Initial Public Offering” shall mean (i) “initial public offering” as defined in the Stockholders Agreement and (ii) Company Securities otherwise becoming traded on a national securities exchange.

(j) “Internal Rate of Return” shall mean with respect to the Principal Investors as of any date on which such return is to be determined, the annual percentage rate, which when utilized to calculate the present value of the dividends or cash distributions in respect of Company Securities received by the Principal Investors (excluding compensation for services) (i.e., cash inflows) shall cause such present value to equal the present value of the Investment made by the Principal Investors (i.e., cash outflows). In order for the Principal Investors to receive a positive Internal Rate of Return, the Principal Investors must receive an aggregate amount equal to (a) the aggregate Investment plus (b) a return thereon. The Internal Rate of Return with respect to the Principal Investors, at any date on which such return is to be determined, shall be computed with annual compounding and by the Board of Directors in its good faith discretion.

(k) “Investment” shall mean, with respect to any person, the total amount invested by such person, as of March 29, 2007, to acquire the Company Securities.

(l) “Notice” shall have the meaning described in Section 1(a) of this Agreement.

(m) “Participant” shall mean the person named in the Notice.

(n) “Permitted Transferee” shall mean “permitted transferee” as defined in the Stockholders Agreement.

(o) “Plan” shall have the meaning described in Section 1(a) of this Agreement.

(p) “Principal Investors” shall mean the “principal investors” as defined in the Stockholders Agreement.

(q) “Protected Termination” shall mean, with respect to a Participant, a termination of such Participant’s Service (i) by the Company without Cause, (ii) due to the Participant’s death or Disability, or (iii) by the Participant with Good Reason.

(r) “Qualified Public Offering” shall mean a “qualified public offering” as defined in the Stockholders Agreement.

(s) “Registration Rights Agreement” shall mean the Participation, Registration Rights and Coordination Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Umbrella Acquisition, Inc. and Certain Persons who will be stockholders of the Company, dated as of March 29, 2007, as amended from time to time.

(t) “Share” shall mean a share of Class A-1 Common Stock of the Company, par value of $.001 per Share, or any security which is exchanged therefor, in any case as may be adjusted in accordance with Section 10 of the Plan (if applicable).

(u) “Stockholders Agreement” shall mean the Stockholders Agreement by and among the Company Broadcast Media Partners Holdings, Inc., Umbrella Acquisition, Inc. and Certain Stockholders of Broadcasting Media Partners, Inc., dated as of March 29, 2007, as amended from time to time.

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto Broadcasting Media Partners, Inc. (the “Company”),                      (                    ) shares of the Class A-1 common stock, par value $.001 per share, of the Company standing in his/her/their/its name on the books of the Company represented by Certificate No.                      herewith and does hereby irrevocably constitute and appoint                      his/her/their/its attorney-in-fact, with full power of substitution, to transfer such shares on the books of the Company.

Dated:	Signature:

Print Name and Mailing Address

Instructions:	Please do not fill in any blanks other than the signature line and printed name and mailing address. Please print your name exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the forfeiture of the Shares without requiring additional signatures on your part.

EXHIBIT B

Section 83(b) Election

This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.

(1)	The taxpayer who performed the services is:

Name:

Address:

Social Security Number:

(2)	The property with respect to which the election is being made is shares of the class A-1 common stock, par value $.001 per share, of Broadcasting Media Partners, Inc.

(3)	The transferor of the property is Broadcasting Media Partners, Inc.

(4)	The property was issued on .

(5)	The taxable year in which the election is being made is the calendar year 2007.

(6)	Unless the property has become vested, the property shall be subject to forfeiture upon certain circumstances, including upon certain terminations of employment, and upon such forfeiture, the issuer has the right to acquire the property at the lower of fair market value or the original purchase price, at any time prior to the vesting date. Subject to accelerated vesting in certain circumstances, the property will vest in a series of installments over a five-year period and is also subject to certain performance vesting.

(7)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(8)	The amount paid for such property is $ per share.

(9)	A copy of this statement was furnished to Broadcasting Media Partners, Inc. for whom taxpayer rendered the services underlying the transfer of property.

(10)	This statement is executed on .

Taxpayer Signature

This election must be filed with the Internal Revenue Service Center with which taxpayer files his or her Federal income tax returns and must be made within thirty (30) days after the Date of Grant. This filing should be made by registered or certified mail, return receipt requested. The taxpayer should retain two (2) copies of the completed form for filing with Federal and state tax returns for the taxpayer’s current tax year and an additional copy for the taxpayer’s records.